Filed Pursuant to Rule 424(b)(3)
Registration No. 333-84698

Prospectus Supplement Dated June 14, 2002
(To Prospectus filed on May 21, 2002)

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROSPECTUS

$550,000,000
(aggregate principal amount)

2% Convertible Subordinated Notes Due 2007 and the
Common Stock Issuable Upon Conversion of the Notes

This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above referenced securities.

The table captioned “Selling Securityholders” commencing on page 40 of the Prospectus is hereby amended to reflect the following additions and changes:

Name /(1)/	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold /(2)/	Percentage of Common Stock Outstanding /(3)/
Alpha U.S. Sub Fund VIII, LLC	$700,000	0.13%	16,000	*
Alpine Associates	$10,000,000	1.82%	228,571	*
Alpine Partners, L.P.	$1,350,000	0.25%	30,857	*
Alta Partners Holdings LDC	$27,500,000	5.00%	628,571	*
Bank of America Securities LLC	$4,807,000	0.87%	109,874	*
Clinton Convertible Managed Trading Account 1 Limited	$2,860,000	0.52%	65,371	*
Clinton Multistrategy Master Fund, Ltd.	$11,881,000	2.16%	271,565	*
Clinton Riverside Convertible Portfolio Limited	$15,830,000	2.88%	361,828	*
Chrysler Corporation Master Retirement Trust	$0	0%	0	*
Deephaven Domestic Convertible Trading Ltd.	$16,800,000	3.05%	384,000	*
Delta Air Lines Master Trust	$0	0%	0	*
Delta Pilots D & S Trust	$0	0%	0	*
Deutsche Bank Securities Inc.	$52,656,000	9.57%	1,203,565	*
First Union Securities Inc.	$17,000,000	3.09%	388,571	*
Goldman Sachs and Company.	$1,000,000	0.18%	22,857	*
First Union Securities Inc.	$17,000,000	3.09%	388,571	*
KBC Financial Products (Cayman Islands)	$26,000,000	4.73%	594,285	*
KBC Financial Products USA Inc.	$5,375,000	0.98%	122,857	*
Marathon Global Convertible Master Fund Ltd	$25,000,000	4.55%	571,428	*
Microsoft Corporation	$0	0%	0	*
Motion Picture Industry Health Plan—Active	$0	0%	0	*
Motion Picture Industry Health Plan—Retiree	$0	0%	0	*
Nomura Securities International, Inc.	$2,000,000	0.36%	45,714	*

Name /(1)/	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold /(2)/	Percentage of Common Stock Outstanding /(3)/
OCM Convertible Trust	$0	0%	0	*
Partner Reinsurance Company Ltd.	$0	0%	0	*
Qwest Occupational Health Trust	$0	0%	0	*
RAM Trading Ltd	$17,988,000	3.27%	411,154	*
Ramius LP	$133,000	0.02%	3,040	*
RCG Baldwin LP	$276,000	0.05%	6,102	*
State Employees’ Retirement Fund of the State of Delaware	$0	0%	0	*
State of Connecticut Combined Investment Funds	$0	0%	0	*
Vanguard Convertible Securities Fund	$0	0%	0	*

*	Less than 1%.

/(1)/
Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by gift, partnership distribution or other non-sale related transfer from the named selling securityholders.

/(2)/
Assumes conversion of all of the holder’s notes at a conversion price of approximately $43.75 per share of common stock. However, this conversion price is subject to adjustment as described under “Description of Notes—Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

/(3)/
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 233,370,093 shares of common stock outstanding as of April 27, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.